EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cherokee Inc. 2013 Stock Incentive Plan and the Option to Purchase 30,000 Shares Pursuant to a Non-Plan Stock Option Agreement of Cherokee Inc. of our reports dated April 30, 2013, with respect to the consolidated financial statements of Cherokee Inc. and the effectiveness of internal control over financial reporting of Cherokee Inc. included in its Annual Report (Form 10-K/A) for the year ended February 2, 2013, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Los Angeles, California
August 20, 2013